SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 10, 2009
Date of Report (Date of earliest event reported)

GUINNESS EXPLORATION, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-139683
(Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1312 North Monroe Street
Spokane, Washington 99201
(Address of principal executive offices)

509.252.9157
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 10, 2009, Mr. John Hiner, B.Sc. (geology), M.Sc. (geology), was appointed to the positions of Chief Geologist, Vice President, and Secretary and Treasurer of the Company.

Mr. Hiner has over 35 years of experience in resource exploration and management worldwide. He has managed successful exploration, acquisition, and development programs for metals and industrial minerals on four continents. His range of experience includes mineral and petroleum exploration, energy minerals, and geothermal energy development. Mr. Hiner has managed projects from a conceptual exploration stage to positive feasibility and finance level studies on proven deposits in South America, North America, and Africa. As both geologist and manager, Mr. Hiner has held positions of increasing responsibility with a variety of companies, ranging in size from multinational Phillips Petroleum Company to both Canadian and American junior companies and has several years experience in running publicly traded companies. Mr. Hiner is involved in both the mining industry and the community. He belongs to several industry trade organizations comprising a spectrum of energy and mining groups, and is involved in local volunteer activities through church and benevolent organizations. Mr. Hiner has published through the auspices of the Nevada Bureau of Mines and Geology, the Northwest Mining Association, and various trade journals.

Effective December 10, 2009, Mr. Alastair Brown resigned his position as Secretary and Treasurer of the Company in favour or Mr. Hiner. In regards to Mr. Brown’s resignation, there was no disagreement with the Company relating to its operations, policies or practices. A copy of this report has been sent to Mr. Brown by the Company and Mr. Brown has not provided, and has indicated to the Company that he does not plan to provide, any correspondence regarding this filing to the Company in respect of his resignation from these positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUINNESS EXPLORATION, INC.

/s/ Alastair Brown
Alastair Brown,
Chair & Chief Executive Officer,
Director
Dated:  December 15, 2009